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                                                                   EXHIBIT 99.1


                          NORTH AMERICAN RESORTS, INC.




FOR IMMEDIATE RELEASE                                       SYMBOL: NIAR
SEPTEMBER 18, 1996                                          TRADED:  Electronic
                                                                 Bulletin Board

ORLANDO, FL -- September 18, 1996 -- NORTH AMERICAN RESORTS, INC. ("North American"), a publicly traded vacation ownership management company located in Orlando, Florida, announced today that it entered into an agreement on September 3, 1996 with American Clinical Labs, Inc., a Florida corporation located in Lakeland, Florida ("ACL"). Under the terms of the agreement, North American has agreed to acquire substantially all of the assets of ACL in exchange for shares of the common stock of North American. A closing is expected to take place on or before September 30, 1996 (the "Closing").

At the Closing, ACL will transfer and deliver to North American assets equivalent to 1,162,440 shares of common stock of EVRO Corporation, a Florida corporation traded on NASDAQ, and various notes receivable totaling $202,000. North American will issue to ACL common stock of North American so that ACL will own 51% of the outstanding shares of North American after the Closing. It is the intention of ACL to distribute the North American shares to its shareholders at a future date.

Jerry Diamond, President of ACL, stated "The management of North American and ACL believe this Agreement to be in the best interest of both companies as it will provide North American sufficient liquidity, through the sale of the newly acquired ACL assets, to move forward with its business plan to develop Cypress Island and continue with its expansion efforts in the area of timeshare sales and will provide the ACL shareholders with the opportunity to participate in the anticipated growth of North American."

The corporate offices of North American are located at 315 East Robinson Street, Suite 190, Orlando, Florida 32801.

For further information, contact:       Harry Stone
                                        Investor Relations
                                        (800) 340-0123


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315 E. Robinson Steet Suite 190 Orlando, FL 32801 phone (407)841-1917 fax (407)839-1882